Exhibit 10.1
VISTEON UK LIMITED
- and -
LINAMAR UK HOLDINGS INC.
- and -
VISTEON SWANSEA LIMITED

AGREEMENT FOR THE PURCHASE OF ALL THE SHARES
OF
VISTEON SWANSEA LIMITED

DATED July 7, 2008

SHARE PURCHASE AGREEMENT
          This Agreement dated July 7, 2008 is made
BETWEEN
(1)	VISTEON UK LIMITED, a company incorporated in England (Company Number 3935326) whose registered office is at Endeavour Drive, Basildon, Essex, SS14 3WF (the “Seller”); and

(2)	LINAMAR UK HOLDINGS INC., a company incorporated in Ontario, Canada (Ontario Corporation Number 002176570) whose registered office is at 287 Speedvale Avenue West, Guelph, Ontario, Canada (the “Buyer”); and

(3)	VISTEON SWANSEA LIMITED, a company incorporated in England (Company Number 6607794) whose registered office is at Endeavour Drive, Basildon, Essex, SS14 3WF (the “Corporation”).
RECITALS
A. The Corporation purchased the Assets and the Business as a going concern from the Seller on the terms of a business purchase agreement (the “Business Purchase Agreement”) entered into on the Completion Date.
B. Since the Completion Date, the Corporation has carried on the Business as a going concern.
C. Earlier on the date hereof (effective 11:59 p.m.), the Seller and the Corporation entered into the Excluded Assets and Liabilities Transfer Agreement.
D. Earlier on the date hereof (effective immediately following 11:59 p.m. (the “Subscription Time”)), the Seller subscribed for additional fully-paid shares in the capital of the Corporation for an aggregate subscription price equal to the Closing Payment.
E. The Seller is the registered and beneficial owner of all of the Shares in the capital of the Corporation.
F. The Buyer is willing to purchase and the Seller is willing to sell the Shares on and subject to the terms and conditions contained in this Agreement.
G. The Corporation is a party to this Agreement for the purposes of paragraph 1.3 of Schedule 10 only.
          For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1 Definitions.
     (a) In this Agreement the following words and expressions shall have the following meanings:
“After-Acquired Assets” means any and all assets acquired by the Corporation at any time since Completion.
“Agreed Documents” means this Agreement, the Share Sale Disclosure Letter, the Transitional Services Agreement, and all the agreed form documents referred to in this Agreement.
“Agreement” means this share purchase agreement and all the Schedules attached hereto.
“BPA Agreed Documents” means the “Agreed Documents”, as such term is defined in the Business Purchase Agreement.
“Business” means the business of the production and sale of automotive power transfer units, transfer cases and axles carried on by the Corporation at and from the Premises.
“Business Purchase Agreement” has the meaning set out in Recital A.
“Buyer’s Group” means the Buyer, and, at any relevant time, any subsidiary undertaking of the Buyer, any parent undertaking of the Buyer and any subsidiary undertaking of any parent undertaking of the Buyer and any associated undertaking of any such person.
“Buyer’s Indemnified Parties” means the Buyer, each other member of the Buyer’s Group and their respective directors, officers, employees and agents.
“Buyer’s Solicitors” means Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2800, Commerce Court West, Toronto Ontario, Canada M5L 1A9 and Wragge & Co LLP, 3 Waterhouse Square, 142 Holborn, London EC1N 2SW, England.
“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.
“Closing Date” means the date of this Agreement.
“Closing Payment” means the sum of US$2,150,000 payable and paid by Visteon UK to the Corporation in respect of Visteon UK’s subscription for additional shares in the capital of the Corporation.
“Closing Time” means the time that is immediately following the Subscription Time on the Closing Date.
“Competent Authority” means:
(a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b) any agency, authority, ministry, department, regulatory body, court or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;
(c) any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
(d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any securities exchange, in each case having jurisdiction over a party to, or any aspect of this Agreement, the Agreed Documents, the Business or the Shares.
“Completion Date” means the date on which the sale and purchase of the Business and the Assets was completed pursuant to the Business Purchase Agreement.
“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (in whatever form stored, maintained or communicated) Related to the Business which is at the Closing Date within the Seller’s possession or knowledge, including information relating to:
(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Business;

(b)	the marketing or sales of any past or present or future products, goods or services of the Business including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials;

(c)	future projects, business development or planning, commercial relationships and negotiations of the Business; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Business.
     “Confidential Information” means, in relation to a party (the “Discloser”):
(a)	all information of a confidential nature, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information where the Discloser has made such obligation known to the Recipient;

(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the person preparing the same;

(c)	all Non-Patented IP licensed to the Corporation and Engineering Design Tools licensed to the Corporation in accordance with Schedule 6 of the Business Purchase Agreement;

(d)	the terms of this Agreement; and

(e)	the fact that discussions or negotiations are or may be taking place with respect to possible commercial arrangements between Buyer’s Group and Ford Motor Company and/or its affiliates, the proposed or actual terms of any such commercial arrangements and any legal or other documentation and the status of any such discussions or negotiations;
but does not include any information that:
(f)	is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(g)	is or was received by the Recipient from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(h)	was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation to the Discloser on the part of the Recipient, provided that sub-clauses (f), (g) and (h) of this definition of “Confidential Information” shall not apply in respect of information referred to in sub-clause (e) of this definition.
“Excluded Assets and Liabilities Transfer Agreement” means the agreement so entitled between the Seller and the Corporation entered into on the Closing Date (effective 11:59 p.m.).
“Freehold Premises” means the premises referred to in part 1 of Schedule 4.
“Indemnified Party” means a person whom the Seller or the Buyer, as the case may be, is required to indemnify under this Agreement.
“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify such Indemnified Party under this Agreement.
“Leases” means the leases listed in part 2 of Schedule 4.
“Leasehold Premises” means the property leased by the Seller, details of which are listed at part 2 of Schedule 4.
“Leasehold Transfers” means the TR1s relating to the transfers of the Leasehold Premises by the Seller to the Corporation in the agreed form.
“Licences to Assign” means the licences granted by the landlord of the Leasehold Premises consenting to the Leasehold Transfers in the agreed form.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Competent Authority.
“Ordinary Course of Business”, when used in relation to the taking of action by the Corporation means that the action:
(a) is consistent in nature, scope and magnitude with the past practices of the Seller in relation to the Business prior to the Completion Date and is taken in the ordinary course of the normal day-to-day operations of the Business;
(b) is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the other persons that are in lines of business that are the same as the Business; and
(c) does not require authorisation of the shareholders of the Corporation or any other separate or special authorisation of any nature.
“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.
“Permits” means together the waste management licence/waste disposal licence number WV1/E/L/VIS0001/04/27 dated 8 August 2005 (“Waste Management Licence”) and greenhouse gas emissions permit number GB-EA-ETCOT-1160 dated 1/1/2008 (“Greenhouse Gas Permit”) referred to in Schedule 12 of the Business Purchase Agreement.
“Premises” means the Freehold Premises together with the Leasehold Premises.
“Purchase Price” has the meaning set out in clause 2.2.
“Seller’s Group” means the Seller and, at any relevant time, any subsidiary undertaking of the Seller, any parent undertaking of the Seller and any subsidiary undertaking of any parent undertaking of the Seller and any associated undertaking of any such person.
“Seller’s Indemnified Parties” means the Seller and the other member of the Seller’s Group and their respective directors, officers, employees and agents.
“Seller’s Solicitors” means Hammonds LLP of Rutland House, 148 Edmund Street, Birmingham, B3 2JR.
“Shares” means the 1,078,441 ordinary shares of £1.00 each in the capital of the Corporation registered in the name of the Seller.
“Share Sale Disclosure Letter” means the letter in the agreed form dated the same date as this Agreement from the Seller to the Buyer disclosing information constituting exceptions to the Warranties contained in this Agreement.
“Subscription Time” has the meaning set out in Recital D.
“Surrender Documents” means the surrender documents relating to the Leasehold Premises at:
(a)	Eastern Car Park, Fabian Way, Crymlyn Burrows, Neath, Swansea comprised in a lease dated 14 January 2005 and made between Gracelands Investments Limited (1) and the Seller (2), and

(b)	the Sprinkler Tanks, Fabian Way, Crymlyn Burrows, Neath, Swansea comprised in a lease dated 14 January 2005 and made between Gracelands Investments Limited (1) and the Seller (2),
such documents to be in the agreed form.
“Transfer” means the lawful transfer of the Permits to the Corporation as required by any Environmental Law.
“Transitional Services Agreement” means the transitional services agreement, in agreed form, to be entered between the Seller and the Corporation on the Closing Date under which the Seller agrees to continue to provide certain transitional support facilities to the Buyer for a period of up to 12 months from the Closing Time.
“Third Party Claim” has the meaning set out in clause 5.4.
“Warranties” means the warranties contained in Schedule 1.
“Warranty Claim” means a claim by the Buyer for breach of any of the Warranties, and includes a claim for indemnification under clause 3.1(5).
     (b) In this Agreement the following capitalized words and expressions have the meanings ascribed to them in the Business Purchase Agreement immediately prior to Completion on the Completion Date:

(i)	“Applicable Law”;
(ii)	“Assets”;
(iii)	“Business Day”;
(iv)	“Business IP Licences”;
(v)	“Completion”;
(vi)	“Contracts”;
(vii)	“Employees”;
(viii)	“Engineering Design Tools”;
(ix)	“Intellectual Property”
(x)	“Law”;
(xi)	“Leased Assets”;
(xii)	“Leasing Agreements”;
(xiii)	“Legal Proceeding”;
(xiv)	“Licences”;
(xv)	“Losses”;
(xvi)	“Non-Patented IP”;
(xvii)	“Patents”;
(xviii)	“Records;”
(xix)	“Related to the Business”;
(xx)	“Representative”;
(xxi)	“Security Interest”;
(xxii)	“Stock”;
(xxiii)	“Tax” or “Taxation”;
(xxiv)	“Third Party Intellectual Property Rights”; and
(xxv)	“Threatened”.

     (c) In this Agreement, capitalized words and expressions which are not defined herein and are defined in the Business Purchase Agreement shall, unless the context otherwise requires, have the meanings ascribed to them in the Business Purchase Agreement.
1.2 Additional Rules of Interpretation.
     (1) Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as in force at the date of this Agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation.
     (2) Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.
     (3) Unless the context otherwise requires:
(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to “persons” is to be broadly interpreted and includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts, Competent Authorities and all other legal entities;

(d)	all references to time are to London time;

(e)	wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list;

(f)	the words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular clause or portion of it;

(g)	all references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto; and

(h)	any reference to a party is to a party to this Agreement and includes its successors and permitted assigns.
     (4) Clause headings are for convenience only and shall not affect the interpretation of this Agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this Agreement.
     (5) The schedules to this Agreement shall for all purposes form part of this Agreement.
     (6) Any reference to a document being in the “agreed form” means a document in a form agreed by the Parties and initialled by, or on behalf of, each of them for the purposes of identification.

     (7) In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. London time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. London time on the next succeeding Business Day.
     (8) Where any representation, warranty or other statement in this Agreement is expressed to be made by the Seller to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Seller or of which the Seller is aware, it shall mean such knowledge as is actually known to, or which would, based upon reasonable inquiries of the following individuals, have been known to the Seller:
(a)	in relation to all of the Warranties in Schedule 1, Steve Gawne, Michael Sharnas, Jaime Knizacky, Clifford Peterson;

(b)	in relation to the Warranties at paragraph 2.6 (Intellectual Property) of Schedule 1 only, Dan Sepanik;

(c)	in relation to the Warranties at paragraph 6 (Employment) of Schedule 1 only, Len Drury and Matthew Evans;

(d)	in relation to the Warranties at paragraph 7 (Property) of Schedule 1 only, Willi Helgers; and

(e)	in relation to the Warranties at paragraph 8 (Environmental Matters) of Schedule 1 only, David Neil.

(f)	in relation to the Warranties at paragraph 9 (Taxation) of Schedule 1 only, Robert Aprilliano.
ARTICLE 2
SALE AND PURCHASE OF SHARES
2.1 Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer with full title guarantee, and the Buyer shall purchase from the Seller, the Shares.
2.2 Amount of Purchase Price. The aggregate price payable by the Buyer to the Seller for the Shares is £1 (the “Purchase Price”).
2.3 Payment of Purchase Price. The Buyer shall pay and has paid the Purchase Price to the Seller at the Closing Time, the receipt and sufficiency of which are hereby acknowledged by the Seller.
ARTICLE 3
WARRANTIES
3.1 Warranties of the Seller.
     (1) As a material inducement to the Buyer’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Buyer is entering into this Agreement in reliance upon the warranties of the Seller set out in Schedule 1, the Seller warrants to the

Buyer in the terms of the Warranties set out in Schedule 1 as at the Closing Date, subject only to the limitations and qualifications set out in Schedule 10.
     (2) Each of the Warranties shall be construed as a separate and independent Warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement. The Warranties shall not in any respect be extinguished or affected by Closing.
     (3) Except where the context otherwise requires any reference in the Warranties to the Business or the Assets shall be construed as a reference to the Business or the relevant Assets as at the Closing Date.
     (4) The Seller agrees with the Buyer to waive any claim or remedy or right to which the Seller may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by any of the Employees for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing the Share Sale Disclosure Letter and in entering into this Agreement, or any agreement or document entered into pursuant to this Agreement.
     (5) Subject to the limitations and qualifications set out in Schedule 10, the Seller shall indemnify and keep indemnified the Buyer’s Indemnified Parties against any and all Losses suffered or incurred by any of them arising out of any breach of any of the Warranties other than Warranties 9.10 and 9.11 (in respect of capital allowances).
     (6) Subject to the limitations and qualifications set out in Schedule 10, the Seller shall indemnify and keep indemnified the Buyer’s Indemnified Parties against any and all Losses suffered or incurred by any of them arising out of any breach of either or both of Warranties 9.10 and 9.11 and in which case the amount of the indemnity payment received by the Buyer’s Indemnified Parties in respect of each such breach shall be not less than the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved if such breach had not occurred, assuming for this purpose that the Buyer had sufficient profits or was otherwise in a position to use the capital allowances to reduce any liability to Tax at the date of such Loss.
3.2 Warranties of the Buyer.
     (1) The Buyer warrants to the Seller as follows:
(a)	Incorporation and Corporate Power. The Buyer is a corporation incorporated, organized and subsisting under the laws of Ontario. The Buyer has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(b)	Authorization by Buyer. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Buyer.

(c)	Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(d)	Absence of Conflicting Agreements. There are no agreements (including its articles of incorporation or other constating documents), court orders or any other restrictions of any kind that prohibit or restrict the Buyer’s ability to enter into and perform this Agreement.

(e)	Provision of Employee Consultation Information. The Buyer provided to the Seller prior to the Completion Date all such information and at such time as to enable the Seller to comply with its obligations under Regulation 13 of the Transfer Regulations in connection with the transactions contemplated by the Business Purchase Agreement.
     (2) The Buyer shall indemnify and keep indemnified the Seller’s Indemnified Parties, against any Losses which any of them suffers or incurs arising out of any breach by the Buyer of the warranties in clause 3.1(1).
ARTICLE 4
CLOSING ARRANGEMENTS
4.1 Closing. The sale and purchase of the Shares shall be completed at the offices of the Seller’s Solicitors on the Closing Date (or at such other time or such other place as may be agreed by the Seller and the Buyer) when each of the events set out in clause 4.2 shall occur.
4.2 Closing Deliveries.
     (1) On Closing the Seller shall deliver or cause to be delivered to the Buyer:
(a)	minutes of a meeting of the board of directors of the Seller authorising the execution and performance of this Agreement and each of the Agreed Documents and the performance of each of the matters contemplated by this Agreement and the Agreed Documents;

(b)	the certificate or certificates representing the Shares;

(c)	a transfer of the Shares in agreed form, duly executed by the Seller;

(d)	all statutory books and registers, minute books, share certificate books and corporate seals of the Corporation;

(e)	a true copy of the Excluded Assets and Liabilities Transfer Agreement duly executed by the Seller and the Corporation;

(f)	a true copy of the Transitional Services Agreement duly executed by the Seller and the Corporation;

(g)	a written resignation and release of all claims against the Corporation, in agreed form, duly executed by each director and officer of the Corporation designated by the Buyer;

(h)	a guarantee in agreed form duly executed by Visteon Corporation in favour of the Buyer and the Corporation, guaranteeing on the terms set out therein the performance by the Seller and/or Visteon Global Technologies, Inc., as the case may be, of their obligations contained in this Agreement, the Agreed Documents, the Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement, as the case may be;

(i)	the duly completed Licences to Assign executed by the landlord of the Leasehold Premises;

(j)	the duly completed Leasehold Transfers;

(k)	the duly completed Surrender Documents;

(l)	the TR1 relating to the Freehold Premises; and

(m)	the title deeds and documents relating to the Premises listed in part 3 of Schedule 4
     (2) On Closing the Buyer shall deliver or cause to be delivered to the Seller:
(a)	written resolution of the board of directors of the Buyer authorising the execution and performance of this Agreement and each of the Agreed Documents and the performance of each of the matters contemplated by this Agreement and the Agreed Documents;

(b)	the payment referred to in clause 2.3; and

(c)	a guarantee in the agreed form duly executed by Linamar Corporation in favour of the Seller, guaranteeing on the terms set out therein: (i) the performance by the Buyer of its obligations contained in this Agreement and the Agreed Documents, and (ii) the performance by the Corporation of its obligations contained in the Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement, as the case may be.
4.3 Further Assurance. Without prejudice to the other provisions of this Agreement each Party shall, so far as it is reasonably able, from time to time and at the requesting Party’s expense, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documentation as may be reasonably required for the purpose of giving full effect to this Agreement.
4.4 Change of Name. The Buyer shall procure that the name of the Corporation shall be changed to a name not incorporating the name “Visteon” within 10 Business Days of the Completion Date.
ARTICLE 5
INDEMNIFICATION,
5.1 Indemnity by the Buyer. The Buyer shall indemnify and keep indemnified the Seller’s Indemnified Parties from and against all Losses suffered or incurred by any of them arising out of any breach or non-fulfilment of any warranty, covenant or agreement on the part of the Buyer contained in this Agreement or the Agreed Documents.
5.2 Indemnity by the Seller. The Seller shall indemnify and keep indemnified the Buyer’s Indemnified Parties from and against all Losses suffered or incurred by any of them arising out of:

     (1) any breach or non-fulfilment of any warranty, covenant or agreement on the part of the Seller contained in this Agreement or the Agreed Documents;
     (2) any claim made by Employees who are immediately before the Transfer Time members of the New Hire Section of the Visteon UK Pension Plan (as defined under the rules of that Plan) (“New Hire Employees”), that they are entitled to receive from the Corporation or the Buyer benefits of a comparable nature to either Medical Disability Retirement, Voluntary Early Retirement or Special Early Retirement (as such terms are defined in the Visteon UK Pension Plan), as a result of the notice entitled “Visteon New Hire (VNH) — Improved Conditional Offer” and dated 27 June 2008, which is included in the Disclosure Bundle Index at tab 2 and notwithstanding that such New Hire Employees are not entitled to Medical Disability Retirement, Voluntary Early Retirement or Special Early Retirement under the rules of the Visteon UK Pension Plan;
     (3) any benefits which would have been payable to Jonathan Mark Elliott and Lyndon Roberts (“VNH Employees”) under the Seller’s PHI policy with UNUM which is applicable to employees on New Hire terms (the “UNUM Policy”) to the extent that they would have been covered under the UNUM Policy had the transfer of the Corporation to the Buyer not taken place provided that the VNH Employees remain away from work due to their current ill-health conditions and the Buyer has used reasonable endeavours to obtain cover for the VNH Employees under a permanent health policy which provides equivalent benefits and at equivalent cost to the UNUM Policy and has failed to secure such cover due to the VNH Employees existing conditions;
     (4) any enhancement to the pension payable to Mr Peter Dicks under a pension scheme sponsored by the Corporation or the Buyer as a result of his early retirement from employment with the Corporation on the grounds of ill health or incapacity, where the principal medical basis for the retirement is a condition which existed during his employment with the Seller or the Corporation prior to the Closing Date; and
     (5) any breach by the the Corporation of Environmental Law arising directly from the fact that the Permits have not Transferred to the Corporation at the Completion Time, to the extent that such Losses relate to the period after the Closing Time, provided that the Seller shall have no liability in respect of such Losses to the extent that such Losses:
(a)	arise directly from or are increased by any act or omission or failure to act on the part of the Corporation in connection with the Transfer or attempted Transfer of the Permits to the Corporation, or the failure or refusal by the Corporation to give its consent pursuant to clause 6.1(17)(d); or

(b)	arise directly from or are increased by any additional restriction, condition, emission or control measure, or other limitation on the operation of the Business at the Premises in respect of any Order of any Competent Authority, arising directly or indirectly out of or in connection with the Transfer of the Permits to the Corporation (“Additional Restrictions”), to the extent that such Additional Restrictions would have been imposed had the Permits been effectively Transferred in accordance with Environmental Law to the Corporation at the Completion Time.
5.3 Notice of Claim. If any matter or circumstance arises or occurs which might result in an indemnification liability hereunder on the part of an Indemnifying Party, the Indemnified Party shall, as soon as reasonably practicable after becoming aware of any such matter or circumstance,
     (1) notify the Indemnifying Party of any such matter or circumstance, giving reasonable detail of the matter or circumstance in question and the estimated amount of such claim, and

     (2) give the Indemnifying Party the opportunity to remedy the matter or circumstance within a reasonable period of time but in no event later than within a period of three (3) months after receipt of such notice.
5.4 Third Party Claim. If a third party (including any Competent Authority) asserts a claim against an Indemnified Party which might result in an indemnification liability hereunder on the part of an Indemnifying Party (a “Third Party Claim”), the following shall apply in addition to clause 5.3:
     (1) the Indemnified Party shall, as soon as reasonably practicable, notify the Indemnifying Party of any such Third Party Claim;
     (2) the Indemnified Party shall, as soon as reasonably practicable after receipt by it, provide to the Indemnifying Party a copy of the Third Party Claim or demand and of all time sensitive documents;
     (3) the Indemnified Party shall not unreasonably do anything which prejudices or may reasonably be expected to prejudice the ability of the Indemnifying Party to defend such Third Party Claim successfully;
     (4) no settlements, acknowledgements, admissions of liability or waivers shall be made by either the Indemnified Party or the Indemnifying Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); and
     (5) the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party irrevocably assumes control, in writing, of the negotiation, settlement or defence of the Third Party Claim, in which case:
(a)	the Indemnifying Party may assume such control at its expense through counsel of its choice and shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption of control; and

(b)	the Indemnified Party shall allow the Indemnifying Party to participate in all negotiations and correspondence with such third party and shall conduct proceedings in respect of such Third Party Claim in accordance with the Indemnifying Party’s instructions provided that the Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf (provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party).
     (6) In order to enable the Indemnifying Party to properly assess the benefits of the Third Party Claim and the chances of any litigation, and to proceed with the litigation, the Indemnified Party shall, upon the Indemnifying Party’s reasonable request during normal business hours and upon reasonable notice, without undue delay furnish copies of all relevant information, grant the right to inspect the books and the documents and allow interviews of the employees of the Indemnified Party, provided that the Indemnifying Party shall keep business and trade secrets and other confidential information confidential and shall not use these secrets for any purpose other than that contemplated under this clause (1).
     (7) If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
     (8) If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law or any Order, to make a payment to any person with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the party to whom the payment was made, pay the amount of such difference to the Indemnifying Party.
ARTICLE 6
GENERAL
6.1 General
     (1) All provisions of this Agreement shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the Purchase Price.
     (2) Except where this Agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this Agreement and of each agreement or document entered into pursuant to this Agreement and the transactions contemplated by this Agreement (including the due diligence exercise conducted prior to Closing).
     (3) No variation of this Agreement or any agreement or document entered into pursuant to this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Buyer and Seller.
     (4) No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy. No waiver shall be valid unless in writing and signed by or on behalf of each of the Parties to be bound by the waiver. The waiver by a party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).
     (5) No single or partial exercise or non-exercise of any right, power or remedy provided by this Agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.
     (6) The provisions of this Agreement insofar as they have not been performed at Closing shall remain in full force and effect notwithstanding Closing.

     (7) This Agreement and each of the agreements and documents executed pursuant to this Agreement shall be binding upon and enure for the benefit of the successors and permitted assigns of the Parties.
     (8) If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
     (9) If any party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) its liability shall be increased to include interest on such sum from the date when such payment is due up to and including the date of actual payment (after as well as before judgement) at an annual rate of 3 per cent. above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day.
     (10) No person who is not a party to this Agreement shall have any right to enforce this Agreement or any agreement or document entered into pursuant to this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999, save that (i) the Buyer’s Indemnified Parties and the Seller’s Indemnified Parties shall be entitled to enforce any term of this Agreement which expressly or by implication confers any benefit on it; and (ii) the Employees shall be entitled to enforce any benefit conferred on them by clause 3.1(4), under the Contracts (Rights of Third Parties) Act 1999.
     (11) The rights, remedies, powers and privileges herein provided to a party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that party.
     (12) Notwithstanding the provisions of clause 6.1(11), the Buyer agrees and acknowledges that rescission shall not be available as a remedy for breach of this Agreement and agrees not to claim that remedy.
     (13) Time shall be of the essence of this Agreement in all respects.
     (14) Nothing contained in this Agreement and no action taken by the Parties under this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between the Parties.
     (15) If any Employee who is employed on New Hire Terms (“NHT Employee”) had a first date of absence on sickness at a time when the Corporation was under the Seller’s ownership or at a time when the NHT Employee was employed by the Seller and continues to be absent on or after the Closing Time, the Seller will use all reasonable endeavours to obtain benefits for such NHT Employee under the UNUM Policy. For the avoidance of doubt, this shall include Employees who may have returned to work after such period of absence and are subsequently absent owing to the same, or an associated cause.
     (16) Transfer of Emissions Trading Scheme Allowances. The Seller undertakes that it will:
(a)	Transfer the Greenhouse Gas Permit to the Corporation as soon as reasonably practicable following the Closing Date and in any event in accordance with clause 6.1(17); and

(b)	within the later of 5 working days of the Closing Date and the date upon which the Buyer opens an appropriate account to receive the allowances allocated at the date of the Permit in respect of the installation or installations at the Premises and the second scheme phase covered by the Greenhouse Gas Emissions trading scheme regulations 2005, Transfer all those allowances to the Corporation at no cost to the Corporation .
All expressions used in this paragraph 6.1(16) shall be interpreted in accordance with the Greenhouse Gas Emissions Trading Scheme Regulations 2005.
     (17) Transfer of Licences.
(a)	The Seller shall prepare and be responsible for, at its own cost, the applications (with all supporting documentation) for the Transfer and the Corporation shall provide all reasonable assistance to the Seller in connection therewith.

(b)	Within 5 Business Days of the date of this Agreement, the Corporation and the Seller shall, to the extent that it is within their respective power so to do, procure the submission to the relevant Competent Authority of a completed joint application by the Seller and the Corporation for the Transfer.

(c)	The Seller shall use all reasonable endeavours to effect the Transfer, subject always to compliance by the Seller with sub-clause 6.1(17)(d) below, and the Corporation shall provide all reasonable assistance to the Seller in connection therewith.

(d)	The Seller shall not agree to any alteration of the terms and conditions of nor accept any greater liability under the Permits without the prior written consent of the Corporation acting in its absolute discretion.
6.2 Confidential Information.
     (1) Each party shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement or as required by Law or any Competent Authority or the rule of any securities exchange, any Confidential Information of the other party.
     (2) A party may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No party shall use, nor permit its Representatives to use, Confidential Information for any other purpose.
     (3) The Seller shall not at any time after the Closing Date use or disclose or permit there to be disclosed any Confidential Business Information provided that this clause shall not apply if and to the extent that:
(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by the Seller); or

(b)	any disclosure of such Confidential Business Information has been authorised in writing by the Buyer in advance; or

(c)	disclosure of the Confidential Business Information concerned is required:

(i)	by law or any Competent Authority or by the rules of any securities exchange; or
(ii)	for the purposes of any dispute or claim in connection with this Agreement or any other Agreed Document.
6.3 Announcements
     (1) Subject to clause 6.3(2) the Parties shall not make or authorise any public announcement concerning the terms of or any matters contemplated by or ancillary to this Agreement without the prior written consent of the other party such consent not to be unreasonably withheld or delayed.
     (2) A party may make or authorise an announcement if the announcement is required by law or any securities exchange or regulatory or governmental body (whether or not such requirement has the force of law).
6.4 Assignment
     (1) No party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.
     (2) Notwithstanding clause 6.4(1) the Seller shall be entitled to assign its rights under this Agreement to any member of the Seller’s Group and the Buyer shall be entitled to assign its rights under this Agreement to any member of the Buyer’s Group, save that before any assignee leaves the Seller’s Group or the Buyer’s Group, as the case may be, it shall re-assign such rights as were assigned to it back to a member of the Seller’s Group or the Buyer’s Group, as the case may be.
     (3) Where the Buyer exercises its right to assign its rights under this Agreement in accordance with the provisions of clause 6.4(2), the Seller’s liability to the assignee shall be no greater than it would have been had this Agreement not been assigned, and where the Seller exercises its right to assign its rights under this Agreement in accordance with the provisions of clause 6.4(2), the Buyer’s liability to the assignee shall be no greater than it would have been had this Agreement not been assigned
6.5 Seller’s Co-Operation With Capital Allowances Claims
     (1) The Seller will (at the Buyer’s cost and expense) make all elections and filings which the Buyer may reasonably and promptly request in relation to the capital allowances available in respect of the Assets at Completion provided that the Seller will not be obliged to do anything that is unlawful or improper in any respect or which would result in the Assets transferring for more than their tax written down value (as set out in the Share Sale Disclosure Letter) such that it would result in a balancing charge arising on the Seller.
     (2) The Seller will notify the Buyer as soon as reasonably practicable of any matter that the Seller becomes aware of that may affect the tax written down value of the Assets as set out in the Share Sale Disclosure Letter.
6.6 Subscription For Deferred Shares
     (1) The Buyer and the Seller hereby agree that where and to the extent that any payment by the Seller under this Agreement together with all other payments under this Agreement exceeds the Purchase Price, then the Seller shall have the option to satisfy any liability to make any payment under this Agreement by subscribing for a fully paid up deferred share in the Corporation having no rights other than the right to receive a dividend equal to one-half per cent of the profits available for distribution in each year for a nominal amount, together with a share premium thereon, equal to the amount of such liability.
     (2) The Buyer agrees to cause the Corporation to issue any such deferred shares under clause 6.6(1).
     (3) If any such deferred shares are issued under clause 6.6(1) then the Corporation shall have the option to acquire any and all such deferred shares from the Seller for an aggregate consideration of £1, such shares to be transferred by the Seller to the Buyer within 3 business days of receipt by the Seller of written notice that the Buyer intends to exercise its option to acquire those shares provided that if the Seller fails to transfer the shares within such time the Buyer shall be entitled to cancel such deferred shares.
6.7 VAT Group
     (1) In this clause 6.7:
(a)	“HMRC” means Her Majesty’s Revenue & Customs;

(b)	“Representative Member” means the Seller; and

(c)	“Seller’s VAT Group” means the group of companies registered for VAT under number GB 905 2636 37.
     (2) The Seller shall procure that as soon as reasonably practicable an application is made to HMRC to exclude the Corporation from the Seller’s VAT Group and the Seller shall use its reasonable endeavours to ensure the exclusion of the Corporation from the Seller’s VAT Group with effect from Closing or if later from the earliest date on which the HMRC shall allow.
     (3) The Buyer undertakes to procure that the Corporation;
(a)	provides to the Representative Member after Closing such documents, information and assistance as it may reasonably require in writing to enable it to comply with its obligations in the making of VAT returns and accounting for VAT to HMRC in respect of supplies or acquisitions made by the Corporation for VAT purposes in the prescribed accounting period (as defined in section 25(1) VATA) current at Closing and in the event that the Corporation’s exclusion from the Seller’s VAT Group takes effect after the end of that prescribed accounting period in respect of supplies or acquisitions made by the Corporation in the next and any subsequent prescribed accounting period (“Relevant PAPs”) in each case where they are, for the purposes of section 43 VATA (groups of companies), treated as made by the Representative Member; and
(b)	pays the Representative Member not less than two Business Days before the same is required to be paid to HMRC an amount equal to any VAT for which the Representative Member has to account (or would have to account but for any input tax credit or repayment of VAT due from HMRC in respect of actual supplies made to the members of the Seller’s VAT Group other than the Corporation) to HMRC in respect of the Relevant PAPs and which results from supplies, deemed supplies, importations or acquisitions made by the Corporation in the Relevant PAPs but treated as made by the Representative Member under section 43(1) VATA and, in computing such amount of VAT, credit shall be given to the Corporation for any input tax to which it is entitled under the VATA on supplies, deemed supplies made to or importations or acquisitions made by the Corporation in the Relevant PAP, but treated as made to or by the Representative Member.
     (4) The Representative Member shall at the request of the Buyer provide to the Buyer copies of the VAT returns referred to in paragraph 6.7(3)(a) and any relevant correspondence or documentation sent to or received from HMRC in connection with any matter referred to in that paragraph.
     (5) The Representative Member undertakes to claim as soon as possible and to pay to the Corporation within ten Business Days of the date of such claim an amount equal to any VAT which the Representative Member recovers (or would recover but for any payment due to HMRC in respect of actual supplies made by the members of the Seller’s VAT Group other than the Corporation) from HMRC in respect of Relevant PAPs and which results from supplies or deemed supplies made to or importations or acquisitions made by the Corporation in the Relevant PAPs but treated as made to the Representative Member under section 43(1) VATA (groups of companies).
6.8 Entire Agreement
     (1) This Agreement and any agreement or document entered into pursuant to this Agreement constitutes the entire agreement between the Parties with respect to the purchase and sale of the Shares and supersede any previous agreement or arrangement between the Parties and any representations and/or warranties previously given or made by either party relating to the acquisition of the Shares. For greater certainty, neither this Agreement nor any agreement or document entered into pursuant to this Agreement supersedes any of the Business Purchase Agreement or the BPA Agreed Documents, all of which remain in full force and effect.
     (2) The Buyer agrees that it has not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the Seller except as expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. The Buyer waives any claim or remedy or right in respect of any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the Seller unless and to the extent that a claim lies for Losses for breach of this Agreement. Nothing in this clause shall exclude any liability on the part of the Seller for fraud or fraudulent misrepresentation.
6.9 Notices
     (1) Any notice or other communication given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by fax to the party due to receive it, at its address or fax number set out in this Agreement or to such other address or fax number as are last notified in writing to the Parties.
     (2) Subject to clause 6.9(3), in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:
(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 6.9(1);

(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

(c)	in the case of registered airmail, five Business Days after the date of posting; and

(d)	if sent by fax, at the time of completion of transmission.
     (3) If deemed receipt under clause 6.9(2) occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs after 5.00 pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day.
     (4) For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.
6.10 Counterparts.
     (1) This agreement may be executed in any number of counterparts and by the different Parties on separate counterparts (which may be facsimile or electronic copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.
6.11 Governing Law And Jurisdiction
     (1) This agreement shall be governed by and construed in accordance with English law.
     (2) Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this Agreement.
          IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SIGNED by VISTEON UK LIMITED acting by its duly authorised signatory:
/s/ Timothy McGraw

SIGNED by LINAMAR UK HOLDINGS INC. acting by its duly authorised signatory:
/s/ Roger Fulton

SIGNED by VISTEON SWANSEA LIMITED acting by its duly authorised signatory:
/s/ Stephen Gawne

SCHEDULE 1
WARRANTIES
1.	CORPORATE MATTERS OF THE SELLER

1.1	Authority and Capacity of Seller.
(a)	The Seller is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation.

(b)	The Seller has full corporate power, authority and capacity to enter into and perform this Agreement and the Agreed Documents.

(c)	This Agreement and the Agreed Documents constitute, or will when executed constitute, valid and binding obligations on the Seller in accordance with their respective terms.

(d)	The execution and delivery of this Agreement and the Agreed Documents and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller.

(e)	There are no agreements (including the Seller’s memorandum or articles of association), court orders or any other restrictions of any kind that prohibit or restrict the Seller’s ability to sell the Shares on the terms of this Agreement.
1.2	No Insolvency of the Seller.
(a)	The Seller is not unable to pay its debts within the meaning of section 123(1)(e) of the Insolvency Act 1986.

(b)	No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Seller nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Seller and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Seller.

(c)	No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of the Seller.
1.3	Ownership of Shares.

The Shares have been fully-paid and validly issued in compliance with the constitutional documents of the Corporation and Applicable Law. The Seller is the registered and beneficial holder of the Shares, free and clear of all Security Interests. There are no restrictions of any kind on the transfer of the Shares except those set out in the constitutional documents of the Corporation (true, complete and current copies of which have been provided to the Buyer). The Seller has the full legal right, power and authority to transfer the Shares to the Buyer free and clear of all Security Interests. The Shares constitute the entire issued share capital of the Corporation.

THE CORPORATION
1.4	Organization and Operation of the Corporation.

The Corporation was incorporated on June 2, 2008 and is organized and subsisting under the laws of England. There are no shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation. There are no Security Interests and no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any person to purchase or otherwise acquire any shares or other securities of the Corporation.
1.5	Purpose of Corporation.

The only activities of the Corporation prior to the Closing Time have been to take all necessary corporate action to duly authorize the execution and delivery of the Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement, to enter into and deliver and perform the Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement, to own the Assets and the After-Acquired Assets in the Ordinary Course of Business, to acquire the After-Acquired Assets and otherwise carry on the Business in the Ordinary Course of Business and to issue the Shares to the Seller. The Corporation does not own and has never owned any assets other than the Assets and the After-Acquired Assets.

1.6	Business Purchase Agreement, Etc.

The Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement, true, complete and current copies of which are attached as Schedule 13, have been duly executed by and are enforceable against each of the parties thereto. The Corporation has all right, title, interest, property, claim and demand in and to the Assets and the After-Acquired Assets (subject to the terms of the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement). Neither the Corporation nor the Seller is in default under the Business Purchase Agreement, the Excluded Assets and Liabilities Transfer Agreement or any of the BPA Agreed Documents.

1.7	Contracts.

The Corporation is not a party to any contract, agreement, order, lease or arrangement in writing other than the Contracts, the Business Purchase Agreement, the BPA Agreed Documents and the Excluded Assets and Liabilities Transfer Agreement.

1.8	Transactions with Affiliates.

Except for the liabilities and other obligations of the Corporation pursuant to the terms and conditions Business Purchase Agreement and the BPA Agreed Documents, the Corporation is not liable in respect of advances, loans, guarantees, liabilities or other obligations to or on behalf of any shareholder, officer, director or employee of the Corporation, Seller or any other member of Seller’s Group. Except for intercompany services provided to the Corporation pursuant to the Business Purchase Agreement or the BPA Agreed Documents, there are no intercompany services provided to the Corporation by the Seller or any other member of Seller’s Group.

1.9	Operated in Ordinary Course.

The Corporation has operated the Business in the Ordinary Course of Business since the Completion Date.

1.10	No Extraordinary Actions.

The Corporation has not:

(a)	amended its articles or by-laws or similar document adopted or filed in connection with the creation, formation or organization of the Corporation;

(b)	directly or indirectly, declared, set aside for payment or paid any dividend or makes any other payment or distribution on or in respect of any of its shares;

(c)	redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of its shares;

(d)	issued or sold any shares or other securities to any person other than the Shares issued to the Seller or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issues any security convertible into its shares, granted any registration rights or otherwise made any change to its authorized or issued share capital;

(e)	disposed of or revalued any of its assets, except sales of Stock in the Ordinary Course of Business or in accordance with the Excluded Assets and Liabilities Transfer Agreement;

(f)	made any change in its accounting principles, policies, practices or methods;

(g)	mortgaged, pledged, granted a security interest in or otherwise creates a Security Interest on any of its property or assets, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate, are not material to the financial condition of the Corporation or the operation of the Business;

(h)	terminated, cancelled, modified or amended in any material respect or taken or failed to take any action which would entitle any party to any Contract to terminate, cancel, modify or amend any Contract;

(i)	incurred any indebtedness for borrowed money to any other Person;

(j)	given or agreed to give or becomes a party to or bound by any guarantee, surety or indemnity in respect of indebtedness or other obligations or liabilities of any other Person or becomes a party to any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other liability or obligation;

(k)	purchased or otherwise acquired any interest in any securities of any other person;

(l)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business;

(m)	entered into any Contract or commitment to hire, or terminated the services of, any officer or senior management employee; or
agreed, committed or entered into any understanding to take any actions enumerated in paragraphs (a) to (l) of this Section 1.10.

1.11	Corporate Records.

The minute books of the Corporation have been maintained in accordance with Applicable Law and contain true, correct and complete copies of its articles, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of each of the Corporation have been duly called and held and all resolutions have been duly passed in accordance with Applicable Law at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Corporation are complete.
1.12	No Insolvency of the Corporation.
(a)	The Corporation is not unable to pay its debts within the meaning of Section 123(1)(e) of the Insolvency Act, 1986.

(b)	No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Corporation nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Corporation and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property, assets or undertaking of the Corporation.

(c)	No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, Assets or undertaking of the Corporation.
2.	ASSETS

2.1	Ownership of Assets.
(a)	The Corporation is the sole legal and beneficial owner of all of the Assets and any After-Acquired Assets free from all Security Interests except for: Stock sold in the Ordinary course of Business following the Completion Date; After-Acquired Assets conveyed to the Seller in accordance with the Excluded Assets and Liabilities Transfer Agreement; and that the Leased Assets are subject to the Leasing Agreements.

(b)	The Corporation has not granted or agreed to grant and there does not exist any Security Interest on or over any of the Assets or the After-Acquired Assets. There has been no exercise, purported exercise or claim for any Security Interest on or over any of the Assets or the After-Acquired Assets and there is no dispute directly or indirectly relating to any of the Assets or the After-Acquired Assets. No claim has been made by any person to be entitled to any Security Interest on or over any of the Assets.

(c)	There is no agreement, option or other right or privilege outstanding in favour of any person for the purchase from the Corporation of the Business or of any of the Assets or the After-Acquired Assets other than the purchase of Stock in the Ordinary Course of Business.

(d)	The Seller has paid the Closing Payment to the Corporation.
2.2	Stock.

Stock levels (measured in day supply) as at the Closing Time are: (i) consistent with the levels of Stock (measured in day supply) that have been maintained in the operation of the Business prior to the Closing Date in the Ordinary Course of Business; and (ii) not in excess of known or anticipated customer requirements.

2.3	Leased Assets.
(a)	In relation to any Leased Asset, all payments due under the relevant Leasing Agreement in respect of any period on or before Closing have been made.

(b)	A complete list of all the Leased Assets is set out in Schedule 7 to the Business Purchase Agreement.

(c)	A complete list of all the Leasing Agreements is set out in Schedule 9 to the Business Purchase Agreement.
2.4	Fixed Assets.
(a)	A complete list of all the Plant and Machinery is set out in Schedule 2 to the Business Purchase Agreement.

(b)	A complete list of all the Fixtures and Fittings is set out in Schedule 3 to the Business Purchase Agreement.
2.5	Condition of Assets.

All items comprising the Personal Property and the Leased Assets:
(a)	are in good repair and condition (having regard to their age and reasonable usage);

(b)	are in good working order (fair wear and tear excepted); and

(c)	are capable of being used for the purposes for which they are used by the Corporation (having regard to their age and reasonable usage).
2.6	Intellectual Property Rights.

In this paragraph 2.6 of this Schedule 1, all references to “paragraphs” refer to paragraphs in Schedule 6 (Intellectual Property Transfer and License Provisions) of the Business Purchase Agreement and all references to the “Seller” mean the Seller or Visteon Global Technologies, Inc., as the case may be and all capitalised terms defined in Schedule 6 to the Business Purchase Agreement shall bear that meaning in this paragraph.
(a)	All (i) Patents referred to in paragraph 2.1; (ii) Intellectual Property referred to in paragraph 2.2; (iii) licences referred to in paragraph 2.3; (iv) licences referred to in paragraph 2.4(a); and (v) licences referred to in paragraph 2.4(b) are legally and beneficially owned by the Corporation free from any Security Interests. All Intellectual Property referred to in paragraph 2.4(c) and Engineering Design Tools referred to in paragraph 2.5 are legally and beneficially owned by the Seller free from any Security Interests.

(b)	Except as set forth in the Share Sale Disclosure Letter, the Corporation has not granted any licences in respect of all Patents referred to in paragraph 2.1 and all Intellectual Property referred to in paragraph 2.2.

(c)	The Corporation is the sole registered proprietor (or, where relevant, applicant for registration) of all Patents referred to in paragraph 2.1.

(d)	All Patents referred to in paragraph 2.1have been properly maintained and are subsisting and have not been surrendered or are currently being prosecuted to grant.

(e)	All renewal and prosecution fees which have become due for payment prior to the Completion Date in respect of any Patents referred to in paragraph 2.1 have been paid in time and in full.

(f)	So far as the Seller is aware the Patents referred to in paragraph 2.1 and the Patents listed in Exhibit 2 to Schedule 6 of the Business Purchase Agreement constitute all registered Intellectual Property owned by the Seller, the Corporation or any other member of the Seller’s Group or by Automotive Component Holdings, Inc. which are used or exploited in the Business. Subject to the foregoing, the Patents referred to in paragraph 2.1, the Intellectual Property referred to in paragraph 2.2, the Patents listed in Exhibit 2 to Schedule 6 of the Business Purchase Agreement, the Intellectual Property referred to in paragraph 2.4(a), the Intellectual Property referred to in paragraph 2.4(b), the Intellectual Property referred to in paragraph 2.4(c), the Intellectual Property in and to the Engineering Design Tools referred to in paragraph 2.5, the Intellectual Property under the Business IP Licences included in the Excluded Assets and the Intellectual Property in commercially available “off-the-shelf” software constitute all Intellectual Property used or exploited in the Business.

(g)	So far as the Seller is aware, the Engineering Design Tools listed in Exhibit 4 to Schedule 6 of the Business Purchase Agreement are the only computer aided engineering tools and documentation held by and used or exploited in the Business.

(h)	The Corporation does not use any internet domain names exclusively or primarily in connection with the Business.

(i)	None of the Patents referred to in paragraph 2.1 are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or any similar proceedings anywhere in the world. The Seller is not aware of any circumstances which might result in any such proceedings.

(j)	So far as the Seller is aware there is no fact or matter (including any act or omission of the Seller) which might result in any Patents referred to in paragraph 2.1 or any Patents listed in Exhibit 2 to Schedule 6 of the Business Purchase Agreement, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which might prejudice the prospects of registration.

(k)	The Corporation is entitled to use under a licence all Third Party Intellectual Property Rights for all purposes necessary to conduct the Business in the manner in which it is carried on by the Corporation at Closing.

(l)	So far as the Seller is aware, the Patents listed in Exhibit 2 to Schedule 6 of the Business Purchase Agreement constitute all registered Third Party Intellectual Property Rights.

(m)	So far as the Seller is aware, details of all Business IP Licences in respect of registered Third Party Intellectual Property Rights are set out in Part 2 of Exhibit 2 to Schedule 6 of the Business Purchase Agreement.

(n)	Save as set out in the Share Sale Disclosure Letter, the Business does not use any Third Party Software which is not “off the shelf” software available for purchase by the Buyer directly from the licensor or its sub-licensor.

(o)	All Business IP Licences are valid and binding and are in full force and effect.

(p)	So far as the Seller is aware, nothing has been done or omitted to be done by the Seller or the Corporation which would enable any Business IP Licence to be terminated or which in any way constitutes a breach of any of the terms of any Business IP Licence.

(q)	So far as the Seller is aware no other party is in breach of any Business IP Licence.

(r)	So far as the Seller is aware the Corporation has not, in each case in the operation of the Business, infringed any Intellectual Property owned by any third party or breached any obligations of confidence owed to any third party.

(s)	So far as the Seller is aware no third party has infringed any Intellectual Property Right, whether registered or unregistered, which is owned by the Seller, the Corporation or any other member of the Seller’s Group and Related to the Business, breached any obligations of confidence owed to the Corporation or misappropriated or misused any Confidential Business Information.
3.	RECORDS.

All material financial transactions of the Business have been accurately recorded in the Records. All Records are in the full possession and exclusive control of, and are owned exclusively by, the Corporation and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Seller.

4.	TRADING

4.1	Contracts.
(a)	A complete list of all the Contracts is set out in Schedule 9 to the Business Purchase Agreement.

(b)	The Corporation is not a party to any Contract with any current or former director, officer or employee of the Corporation or with any member of the Seller’s Group.

(c)	Neither the Seller nor the Corporation nor, so far as the Seller is aware, any other party to any Contract is in default under any Contract which default would entitle the other party to terminate the Contract. There has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by the Corporation or the Seller, so far as Seller is aware, any other party to any Contract which would entitle the other party to terminate the Contract. Each Contract is in full force and effect, unamended by written or oral agreement, and the Corporation or the Seller is entitled to the full benefit and advantage of each Contract in accordance with its terms. Neither the Seller nor the Corporation has received any notice of any demand or proposal for the termination of any Contract or for any change to the pricing or other terms of any Contract which is yet to take effect, of a default by the Seller or the Corporation under any Contract or of a dispute between the Seller or the Corporation and any other person in respect of any Contract.

(d)	The completion of the transactions contemplated by this Agreement will not afford any party to any of the Contracts or any other person the right to terminate any Contract under the terms of such Contract nor will the completion of such transactions result in any additional or more onerous obligation on, or less advantageous entitlement of, the Corporation under the terms of any Contract.
4.2	Powers of attorney and authorities.
(a)	No power of attorney given by the Corporation in relation to the Business or any of the Assets or the After-Acquired Assets is in force.

(b)	There are not outstanding any authorities (express or implied) by which any person (other than a director of the Corporation) may enter into any contract or commitment to do anything on behalf of the Corporation in relation to the Business.
4.3	Business names.
(a)	The Corporation does not use any name for any purpose in connection with the Business other than “Visteon”, “ Visteon UK”, “ Visteon UK Limited”, “ Visteon Swansea” or “Visteon Europe”.

4.4	Litigation.
(a)	Except as plaintiff in relation to the collection of unpaid debts arising in the Ordinary Course of Business which do not exceed £150,000 in aggregate, neither the Seller nor the Corporation is (nor is any person for whose acts or defaults the Seller or the Corporation may be vicariously liable) involved in any Legal Proceeding in relation to the Corporation, the Business, the Shares or any of the Assets or title thereto (whether as plaintiff or defendant or otherwise) and no such proceedings are pending or have been Threatened.

(b)	There is no Order outstanding against or affecting the Corporation, the Business or any of the Assets or the After-Acquired Assets.
4.5	Competition and Trade.

So far as the Seller is aware the Corporation is not and has not been a party to any agreement, practice or arrangement in relation to the Business (including the Contracts) which in whole or in part contravenes any other anti-trust, anti-monopoly, anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any jurisdiction.

4.6	Data Protection.

So far as the Seller is aware, each of the Seller and the Corporation has in relation to the Business duly complied in all material respects with all relevant requirements of the Data Protection Act 1998.

5.	CONDUCT OF THE BUSINESS

5.1	Licences and Compliance with Applicable Law.
(a)	Schedule 12 to the Business Purchase Agreement lists all the Licences required for the operation of the Business and identifies those that by their terms include any prohibition or condition relating to a change of control of the Corporation.

(b)	So far as the Seller is aware all the Licences are valid and are in full force and effect, the Seller is not so far as it is aware in violation of any term or provision or requirement of any Licence, and no person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.
5.2	Suppliers

The Seller is not aware of, nor has the Corporation received notice of, any intention on the part of any supplier to cease doing business with the Corporation or to modify or change in any material manner any Contract with the Corporation for the supply of any products or services to the Corporation.

5.3	Absence of Certain Changes or Events.
(a)	The Corporation since the Completion Date has carried on the Business in the Ordinary Course of Business and, in particular, but without limitation, has not:
(i)	mortgaged, pledged or otherwise granted or created a Security Interest in or on any of the Assets or the After-Acquired Assets, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate are not material to the financial condition or operation of the Business;

(ii)	entered into any Contract or other transaction that was not in the Ordinary Course of Business;

(iii)	in respect of the Business, made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business; or

(iv)	agreed or committed to take any of actions enumerated in paragraphs (i) to (iv) above of this paragraph 5.3.
6.	EMPLOYMENT

6.1	Employees and terms of employment.
(a)	No person is employed by the Corporation or providing services to the Corporation under a contract of service or contract for services other than the Employees.

(b)	The Employees are all employed directly by the Corporation and each of the Employees is employed exclusively in the Business.

(c)	The name, date of birth, date of commencement of service, remuneration, other benefits, number of hours worked per week and job description for each Employee is set out in the Share Sale Disclosure Letter.

(d)	Particulars of the terms and conditions of employment of all the Employees (including all information required by law to be included in particulars of terms of employment) are set out in the Share Sale Disclosure Letter.

(e)	Each Employee’s contract of employment is determinable on three months’ notice or less without compensation (other than compensation in accordance with Parts X and XI of the Employment Rights Act 1996).

(f)	No Employee has given or received notice terminating his employment with the Corporation.

(g)	Other than set out in the Share Sale Disclosure Letter there are no collective agreements in respect of all or any of the Employees.

(h)	No negotiations for any increase in remuneration or benefits or change in any other term of the employment of any of the Employees are currently or are due to take place within six months after the date of this Agreement, no offer of or demand for any such increase has been made, and no Employee has within the last 12 months received an increase in remuneration of more than 5% or suffered any reduction in remuneration.

(i)	Save for the Employees listed in the Sickness Absence List or PHI List attached at Schedule 8 to this Agreement, no Employee is or has been absent from work at the Closing Time for longer than 4 weeks
6.2	Pensions

In this paragraph 6.2 the “Schemes” include each pension arrangement disclosed in the Share Sale Disclosure Letter in relation to this Schedule 1.
(a)	The Schemes in operation for the benefit of any of the Employees or for the benefit of any dependants of Employees have been disclosed in the Share Sale Disclosure Letter and no assurance has been given to any of the Employees about the introduction of any other Benefits.

(b)	There is no obligation to provide Benefits under, or make contributions to, any pension scheme except as revealed in the documents provided to the Buyer.

(c)	No discretion or power has been or will before the Completion Date be exercised under the Schemes to:
(i)	augment benefits under the Schemes in respect of any of the Employees on the basis which may give rise to an expectation that this practice is to be continued;

(ii)	admit to membership an Employee who would not otherwise have been eligible for admission to membership of the Schemes; or

(iii)	provide in respect of a member who is an Employee a benefit which would not otherwise be provided in respect of such member.
(d)	Since 30 August 1993 no Employee has had his contract of employment transferred to the Seller from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied to the transfer of his contract of employment.
6.3	Bonus and other schemes
(a)	Other than as set out in the Share Sale Disclosure Letter, there are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Corporation or any member of the Seller’s Group under which any Employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Business or otherwise).
6.4	Changes in remuneration and terms and conditions
(a)	Since the Last Accounts Date (or, where the relevant employment or holding of office commenced after such date, since the commencement date of the employment or holding of office) no change has been made or proposed in the rate of remuneration, emoluments, pension benefits or other terms of employment of any Employee.
6.5	Employment claims
(a)	There are no legal or other proceedings or demands against the Seller by any Employee or by any third party (including a trade union) on behalf of any such person nor have any such proceedings or demands been threatened.

(b)	No Employee has raised or threatened to raise a grievance within the last 6 months which is still current or outstanding.
6.6	Discrimination
(a)	In the 12 months preceding this Agreement, there has been no recommendation made in relation to the business by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to sex, race or disability discrimination.
7.	PROPERTY

7.1	Premises.
(a)	The Premises comprise all the land and buildings owned, occupied or otherwise used in connection with the Business and all the estate, interest, right and title whatsoever

(including interests in the nature of options and rights in the nature of contractual licences) of the Business in respect of any land or premises. The particulars of the Premises shown in Schedule 4 are true and correct.
(b)	The Premises which are occupied or otherwise used by the Seller or the Corporation in connection with the Business are so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence (including whether any lease is an old tenancy or a new tenancy for the purpose of the Landlord and Tenant (Covenants) Act 1995) are summarised in Schedule 4 and permit such occupation or use.

(c)	The Corporation is the sole legal and beneficial owner of the Premises and is in sole and undisputed occupation of each of them.

(d)	The information contained in Schedule 4 as to the tenure of the Premises, the principal terms of the lease or licences held by the Seller or the Corporation, and the principal terms of the tenancies and licences subject to and with the benefit of which the Premises are held is true and accurate in all respects. The present use of Premises is correctly stated in Schedule 4.
7.2	Encumbrances.
(a)	The Premises are free from any Security Interest.

(b)	The Premises are not subject to any covenants, obligations, exceptions, reservations, stipulations, easements, quasi-easements, profits à prendre, wayleaves, licences, grants, restrictions, overriding interests or any other matters which may adversely affect the value of the Premises or their proper use, occupation or enjoyment for the purposes of the Business nor are any such matters being acquired by or against it.

(c)	Where any such matters as are referred to in paragraphs 7.2(a) or 7.2(b) have been disclosed in the Share Sale Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

(d)	The Premises are not subject to any option, right of pre-emption or right of first refusal.

(e)	There are no claims, disputes or outstanding orders or notices affecting the Premises (whether served by a landlord, local authority, local planning authority or other body or person).
7.3	Statutory obligations.
(a)	There is no outstanding and unobserved or unperformed obligation with respect to the Premises necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

(b)	There are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to the Premises or the present use of the Premises for the purpose of the Business.
7.4	Adverse Orders.
(a)	There are no compulsory purchase notices, orders or resolutions or blight notices affecting the Premises nor are there any circumstances likely to lead to any being made.

(b)	There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Premises nor are there any circumstances likely to lead to any being made.
7.5	Leasehold Premises.

No notices have been served by the landlord in respect of any Leasehold Premises.

7.6	Preliminary Enquiries.

All replies to preliminary enquiries raised by Linamar’s Solicitors and attached to the Share Sale Disclosure Letter are true, complete and accurate in all respects and contain all information known or available to the Seller.

8.	ENVIRONMENTAL MATTERS

8.1	Environmental Matters.
(a)	The Business and the Assets and the After-Acquired Assets as carried on or used by the Corporation and the Seller and the Seller’s predecessors at the Premises (including the condition of the Premises and the waters on or under the Premises) have been carried on and used and are currently carried on and used in compliance with all Environmental Law.

(b)	The Corporation and the Seller and the Seller’s predecessors have not used any of the Assets or the After-Acquired Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Law.

(c)	Each of the Corporation and the Seller is not, and has not been, subject to any Legal Proceedings (i) investigating or alleging the violation or possible violation of any Environmental Law in connection with the Business, the Premises or the other Assets or the After-Acquired Assets or (ii) to determine whether any study or remedial action is required to respond to a Release or the presence of a Hazardous Substance on the Premises or other Assets or the After-Acquired Assets.

(d)	The Environmental Permits listed in Schedule 12 to the Business Purchase Agreement constitute all Environmental Permits which are required for the operation of the Business or the Assets, including any machinery, equipment or facility included in the Assets or the After-Acquired Assets. The Environmental Permits presently held by the Seller and the Corporation are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no Legal Proceedings are pending or Threatened to revoke or limit any of them.

(e)	There are no Legal Proceedings in progress, pending or Threatened in which it is alleged that the Corporation or the Seller or any predecessor of the Seller or any employee or any director or officer or former employee or former director or officer of the Corporation or the Seller or agent or any other person for whom the Corporation or the Seller is responsible is liable for a domestic or foreign clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law in respect of the Premises nor is there any factual or legal basis on which any such Legal Proceedings might be commenced.

(f)	There are no circumstances that could reasonably be expected to give rise to any Legal Proceeding or create any obligation or liability in respect of (i) the Release or presence of a Hazardous Substance on or from the Premises or other Assets or After-Acquired Assets or (ii) the violation of any Environmental Law by the Corporation or the Seller, the

Seller’s employees, agents or others for whom the Corporation or the Seller is responsible in relation to the Business.
(g)	All Hazardous Substances disposed of, treated or stored on the Premises have been disposed of, treated and stored in compliance with all Environmental Laws and no part of the Premises or other Assets or After-Acquired Assets contains a Hazardous Substance which exceeds an applicable soil, groundwater or other criterion or standard prescribed by an environmental authority or agency having jurisdiction over the Premises or other Assets or After-Acquired Assets, whether or not such criterion or standard constitutes Environmental Law.

(h)	The Corporation or the Seller and the Seller’s predecessors have maintained all environmental and operating documents and records Related to the Business in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the Business, the Premises or any of the other Assets or After-Acquired Assets. For purposes of this paragraph (h), an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Seller, a prospective purchaser of the Business or the Assets or After-Acquired Assets or a Competent Authority, whether formally requisitioned or otherwise prepared.

(i)	There are no underground storage tanks, pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on the Premises.

(j)	So far as the Seller is aware there are no pending or proposed changes to Environmental Laws which would render illegal or materially restrict the operation of the Business or the use or operation of any Asset or After-Acquired Asset.
9.	TAXATION

9.1	Tax Administration
(a)	The Corporation is not involved in any dispute with H M Revenue & Customs concerning any matter which affects the Business or any of the Assets.

(b)	H M Revenue & Customs has not operated or agreed to operate any special arrangement (being an arrangement which is not based on the relevant legislation, any published practice or concession or any guidance issued by HM Revenue & Customs) in relation to the tax affairs of the Corporation.
9.2	PAYE and National Insurance

The Corporation has operated the PAYE system accurately and correctly in respect of the Employees.

9.3	VAT
(a)	The Corporation is not registered for the purposes of the VATA in respect of the Business and has kept materially complete and up to date records required for those purposes.

(b)	The Corporation is not registered and is not liable to register with any tax authority outside the United Kingdom for the purposes of paying or administering any tax in respect of the Business.

9.4	None of the Assets or the After-Acquired Assets is a capital item, the input tax on which could be subject to adjustment on accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

9.5	In respect of each Relevant Lease:
(a)	the original of all land transaction certificates issued by HMRC and all original self certificates was delivered to the Corporation on Completion;

(b)	no premium or rent was at any time or remains contingent, unascertained or uncertain;

(c)	all land transaction returns (including any supplemental or amending returns) required to be made by the Seller have been properly and duly prepared and punctually submitted and are up-to-date and accurate;

(d)	any SDLT which ought to have been paid by the Seller has been paid in full by the due date;

(e)	no relief or exemption from SDLT has been claimed on any of the Leasehold Premises to be assigned by the Seller to the Corporation on Completion which will or might result in the assignment of the lease by the Seller to the Corporation being deemed to be the grant of a lease for SDLT purposes;

(f)	save in respect of the assignment of the lease by the Seller to the Corporation on Completion, so far as the Seller is aware the Corporation will not after Completion become liable to submit any land transaction return (including any supplemental return) or make any self-certificate in respect of the lease

(g)	so far as the Seller is aware the Corporation will not after Completion become liable to make any payment of SDLT in respect of the lease;
For the purposes of this warranty 9.5:
(h)	“Relevant Lease” means any leasehold interest which the Seller will assign to the Corporation on Completion; and

(i)	terms defined in Finance Act 2003 (as amended) shall have the meanings ascribed by that Act.
9.6	There is no branch agent office or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) of the Corporation outside the United Kingdom.

9.7	Neither the Seller nor any relevant associate (as defined in paragraph 3(7) of Schedule 10 to VATA 1994) has elected to waive exemption or will before Completion elect to waive exemption for VAT purposes in relation to the Premises.

9.8	None of the Premises is a building or engineering work falling within item 1(a) of Group 1 of Schedule 9 to VATA 1994.

9.9	All VAT payable on the importation of goods, and all excise duties payable to HM Revenue & Customs payable in respect of the Assets, including the Stock, have been paid in full, and none of the Assets is liable to confiscation, forfeiture or distress.

9.10	So far as the Seller is aware the information in relation to capital allowances available in respect of the Assets set out in the Share Sale Disclosure Letter with reference to this warranty is materially correct and complete in respect of the Seller’s period of ownership of the Assets.

9.11	During the Seller’s period of ownership, no capital allowances were claimed in respect of the Assets other than industrial buildings allowances as set out in the information provided in the Share Sale Disclosure Letter as disclosures against warranty 9.10.

SCHEDULE 10
LIMITATIONS ON LIABILITY
1.	MONETARY LIMITS

1.1	No Losses may be recovered from the Seller pursuant to Warranty Claims under clause 3.1(5): (i) unless the amount of all Losses, when taken together collectively with any Losses (as defined in, respectively, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) suffered or incurred by the Corporation pursuant to Warranty Claims as defined in, respectively, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) under clause 6.5 of the Business Purchase Agreement and clause 8.2 of the Excluded Assets and Liabilities Transfer Agreement, exceeds £75,000 (without duplication as provided in paragraph 4 of this Schedule 10), in which case the whole amount (and not just the amount by which such threshold amount is exceeded) is recoverable; or (ii) in an aggregate amount exceeding £5,000,000.

1.2	The Seller shall have no liability for any Losses pursuant to Warranty Claims under clause 3.1(6) in respect of the Warranties in paragraphs 9.10 and 9.11 of Schedule 1 or any other claim under this Agreement for the loss or non-availability of any capital allowances available on any of the Assets:
(a)	except to the extent that the amount of Tax which can be saved by the capital allowances available to be used by the Buyer arising from the Assets is less than £1,555,270; or

(b)	where the loss or non-availability of the capital allowances arise as a result of a voluntary act of the Corporation or a member of the Buyer’s Group after Completion or as a result of a change in law, change in the published practice or concession of any Tax Authority or as a result of the decision of any court or tribunal, in each case after Completion.
1.3	The total liability of the Seller in respect of Warranty Claims (as defined in, respectively, this Agreement, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) under clause 3.1(5) of this Agreement (other than the Warranties in paragraphs 1.1, 1.3 and 2.1 of Schedule 1), clause 6.5 of the Business Purchase Agreement (other than the Warranties in paragraphs 1.1 and 2.1 of Schedule 1 to the Business Purchase Agreement) and clause 8.2 of the Excluded Assets and Liabilities Transfer Agreement (other than the Warranties in clauses 8.1(a), (b), (c) or (d) thereof) shall not exceed £5,000,000 and the Corporation hereby acknowledges that the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement shall be deemed to be amended accordingly.

1.4	For the avoidance of doubt, the limitations set out in paragraphs 1.1 and 1.2 of this Schedule 10 shall have no application to the indemnities of Seller set out in clause 5.2 of this Agreement or Warranty Claims relating to a breach of the Warranties in paragraphs 1.1, 1.3 or 2.1 of Schedule 1.

2.	TIME LIMITS

2.1	The Seller shall not be liable for any Warranty Claim (other than a Warranty Claim for breach of the Warranties in paragraphs 1.1, 1.3 or 2.1 of Schedule 1) unless the Seller is given written notice of such Warranty Claim (specifying such reasonable detail of the fact, matter, event or circumstance giving rise to the Warranty Claim as is then available to the Buyer and an estimate (on a without prejudice basis) of the amount of such Warranty Claim) on or before:
(a)	in the case of a Warranty Claim relating to the Warranties contained in paragraph 9 (Taxation) of Schedule 1, the seventh anniversary of Closing Date;

(b)	in the case of a Warranty Claim relating to the Warranties contained in paragraph 8 (Environmental Matters) of Schedule 1, the tenth anniversary of Closing Date;

(c)	in the case of all other Warranty Claims (other than a Warranty Claim for breach of the Warranties in paragraphs 1.1. 1.3 and 2.1 of Schedule 1), the date which falls 18 months after the Closing Date, provided that, for the avoidance of doubt, the Seller’s Liability for Warranty Claims for breach of the Warranties in paragraphs 1.1, 1.3 or 2.1 of Schedule 1 shall be unlimited in time.

2.2	Any Warranty Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such Warranty Claim have been commenced (by being both issued and served on the Seller) by the end of the applicable warranty period set out in paragraph 2.1 of this Schedule 10 and, following expiry of such warranty period, being asserted by the Buyer with a reasonable vigilance that does not, when taken together with lapse of time and other circumstances, cause prejudice to the Seller of a nature that entitles the Seller to the equitable remedy of laches.

3.	SHARE SALE DISCLOSURE LETTER

3.1	The Seller shall not be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Warranty Claim was:
(a)	fairly and accurately disclosed to the Buyer in the Share Sale Disclosure Letter (and for this purpose “fairly and accurately disclosed” means disclosed in such manner and in such detail as to enable a reasonable buyer to make a reasonably informed and reasonably accurate assessment of the matter concerned); or

(b)	expressly provided for or stated to be an exception under the terms of the Business Purchase Agreement or this Agreement.
4.	NO DOUBLE RECOVERY

The Buyer under this Agreement and the Corporation under the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement shall not be entitled to recover damages in respect of any Warranty Claim (as defined in, respectively, this Agreement, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) for breach of any of the Warranties (as defined in, respectively, this Agreement, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) or otherwise obtain reimbursement or restitution which exceed the total losses in respect of any breach of Warranty (as defined in, respectively, this Agreement, the Business Purchase Agreement and the Excluded Assets and Liabilities Transfer Agreement) or indemnity claim arising out of or in connection with the same circumstances notwithstanding that such circumstances may involve the breach of more than one Warranty.

5.	ACTS OF THE BUYER

5.1	The Seller shall have no liability whatsoever in respect of a Warranty Claim if and to the extent that:
(a)	the matter giving rise to a Warranty Claim would not have arisen but for a voluntary act, omission or transaction carried out either:
(i)	before the Closing Time at the written request of the Buyer; or

(ii)	after the Closing Time by the Buyer other than, in each case:
(A)	in the ordinary and usual course of business;

(B)	as required in order to comply with any obligations under this Agreement.
6.	GENERAL LIMITATIONS

6.1	The Seller shall not be liable in respect of any Warranty Claim which is based upon a liability which, at the time such claim is notified to the Seller, is contingent only or otherwise not capable of being quantified (including by reasonable estimate) unless and until such liability, in whole or in part, ceases to be contingent or becomes capable of being quantified.

6.2	The Seller shall have no liability whatsoever in respect of a Warranty Claim if and to the extent that the Warranty Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of taxation or any imposition of taxation, in any such case not actually announced or prospectively in force at the date of this agreement.

7.	PROCEEDS OF RECOVERY FROM THIRD PARTIES

7.1	If the Seller pays to the Buyer an amount in discharge of a Substantiated Warranty Claim and the Buyer subsequently recovers a sum from some other person (including any insurance company) which is directly referable to the matter giving rise to that Substantiated Warranty Claim or obtains any relief, saving or benefit which is so referable the Buyer shall repay to the Seller:
(a)	an amount equal to the sum recovered from some other person or the value of the relief, saving or benefit (calculated by reference to the amount saved); or

(b)	if the figure resulting under paragraph 7.1(a) of this Schedule 10 is greater than the amount paid by the Seller to the Buyer in respect of the relevant Substantiated Warranty Claim or the aggregate payments previously made by the Seller in respect of all Substantiated Warranty Claims, such lesser amount as shall have been paid by the Seller.
7.2	Any payment required to be made by the Buyer pursuant to paragraph 7.1 of this Schedule 10 shall be made:
(a)	in a case where the Buyer receives a payment, within 15 Business Days of the receipt of such payment; and

(b)	in a case where the Buyer obtains a relief, saving or benefit, within 15 Business Days of the date on which such relief, saving or benefit is used or within 15 Business Days of the date on which a reduced payment by the Buyer is made as a consequence of such relief, saving or benefit (if earlier).
8.	MITIGATION BY THE BUYER

Nothing in this Agreement shall relieve the Buyer of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it.

9.	REDUCTION IN CONSIDERATION

9.1	If any amount is paid by the Seller under the Warranties or pursuant to any other claim by the Buyer under this Agreement, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this Agreement.